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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Thomas & Betts Corporation

(Name of Registrant as Specified In Its Charter)

None

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THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

March 13, 2007

Dear Shareholder:

You are invited to attend our 2007 Annual Meeting of Shareholders on Wednesday, May 2, 2007. The meeting will be held at 10:00 a.m., CDT, in the Winegardner Auditorium of The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee. Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you to promptly vote and authorize your proxy instructions by completing and mailing your proxy card in the enclosed envelope, via the Internet or by telephone. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your confidence in Thomas & Betts.

Respectfully,

Dominic J. Pileggi
Chairman, President and
Chief Executive Officer

THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE & TIME	Wednesday, May 2, 2007 at 10:00 a.m., CDT.

PLACE	Winegardner Auditorium at The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee.

ITEMS OF BUSINESS	• Election of 10 directors;

• Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007; and

• Such other business as may properly come before the meeting or any adjournment or postponement.

RECORD DATE	Shareholders of record at the close of business on March 2, 2007, may vote at the meeting.

VOTING BY PROXY
The Board of Directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting. Please see the attached proxy statement and enclosed proxy card for information on submitting your proxy over the telephone, by Internet, or by mailing back the traditional proxy card (no extra postage is needed for the enclosed envelope if mailed in the U.S.). If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided. You may receive more than one set of proxy materials and proxy cards. Please promptly complete, sign and return each proxy card you receive in order to ensure that all of your shares are represented and voted.

RECOMMENDATIONS	The Board of Directors recommends that you vote “FOR” each nominee for director and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Your vote is important. Whether or not you expect to attend the meeting, please submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to this important matter.

By Order of the Board of Directors,

J.N. RAINES
Secretary

Memphis, Tennessee
March 13, 2007

PLEASE VOTE YOUR SHARES PROMPTLY.

THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

Proxy Statement

for the

2007 ANNUAL MEETING OF SHAREHOLDERS

Our Annual Meeting of Shareholders will be held at 10:00 a.m., CDT on May 2, 2007, at Winegardner Auditorium, The Dixon Gallery and Gardens, 4339 Park Avenue, Memphis, Tennessee.

About this Proxy Statement

The enclosed proxy is solicited by the Board of Directors of Thomas & Betts Corporation for use at the 2007 Annual Meeting of Shareholders. Your vote is very important.  For this reason, the Board of Directors is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the enclosed proxy card. In connection with the solicitation of proxies by the Board of Directors, beginning on or about March 14, 2007, we are mailing this proxy statement, the enclosed proxy card, and our 2006 Annual Report on Form 10-K to all shareholders entitled to vote at the meeting.

We will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson Shareholder Communications, Inc., to distribute material to beneficial owners of our common stock whose shares are held by brokers, banks, or other institutions and to assist in soliciting proxies, for a fee estimated at $7,500 plus expenses. In addition, our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or e-mail. We will reimburse brokers, banks and others who are record holders of our common stock for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

Information about Voting

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on the following proposals:

•	Election of 10 directors, comprising all members of our Board of Directors who will serve after the Annual Meeting;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2007; and

•	Such other business as may properly come before the meeting or any adjournment or postponement.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is March 2, 2007. Only shareholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, we had 58,591,908 shares of common stock outstanding.

Shareholders of Record:  Shares Registered in Your Name.  If on March 2, 2007 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy.

Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker or Bank.  If on March 2, 2007 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may vote “FOR” all the nominees to the Board of Directors or you may withhold your vote for all nominees. Alternatively, you may vote “FOR” any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are fairly simple:

Shareholder of Record:  Shares Registered in Your Name.  If you are a shareholder of record, there are four methods by which you may vote at the Annual Meeting:

•	Telephone: You may submit your voting instructions by telephone by following the instructions printed on the proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

•	Mail: To vote by mail using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	Internet: You may vote on the Internet by following the instructions printed on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

•	In Person: To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. We encourage you to vote by telephone or the Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your proxy card by mail. Please choose only one method to cast your vote by proxy.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank.  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Thomas & Betts. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I change my vote after I submit my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to the Inspector of Election, Computershare Trust Company, N.A., 525 Washington Blvd., 3rd Fl., Suite 4694, Jersey City, New Jersey 07310; or

•	You may attend the Annual Meeting and you must notify the election officials at the meeting that you wish to revoke your proxy and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How will my vote be counted?

Votes will be counted by the Inspector of Election appointed for the meeting, who will separately count “FOR” and withheld votes, with respect to the election of directors. With respect to proposals other than the election of directors, “FOR” and “AGAINST” votes, abstentions and broker non-votes will be counted separately. Abstentions for each proposal (other than the election of directors) will be counted towards the vote total and will have the same effect as “AGAINST” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority or instructions to vote certain shares on a particular matter, then those shares will be treated as broker non-votes. Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum.

The votes will be tabulated and certified by our transfer agent, Computershare Trust Company, N.A. A representative of Computershare Trust Company, N.A. will serve as the Inspector of Election.

How many shares must be present to constitute a quorum for the meeting?

Holders of a majority of the shares of the Company’s outstanding common stock must be present in person or by proxy in order for a quorum to be present. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented. Any business that could have been transacted at the meeting as originally scheduled can be conducted at the rescheduled meeting.

How many votes are needed to approve each proposal?

•	For the election of directors, the ten nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” or votes withheld with respect to any or all of the nominees will affect the outcome.

•	To be approved, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, must receive “FOR” votes from the majority of shares present and entitled to vote either in person or by proxy.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

How can I obtain the Company’s Annual Report on Form 10-K?

A shareholders’ letter and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which together constitutes our 2006 Annual Report to Shareholders, is being mailed along with this proxy statement. Our 2006 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

We will also mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as a copy of any exhibit specifically requested. Requests should be sent to: Thomas & Betts Corporation — Attn: Corporate Secretary, 8155 T&B Blvd., 4D-56, Memphis, TN 38125. A copy of our Annual Report on Form 10-K has also been filed with the Securities and Exchange Commission (“SEC”) and may be accessed from the SEC’s homepage www.sec.gov.

How many copies should I receive if I share an address with another shareholder?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or by Thomas & Betts if you are a shareholder of record. You can notify us by sending a written request to Thomas & Betts Corporation — Attn: Corporate Secretary, 8155 T&B Blvd., 4D-56, Memphis, TN 38125, or by calling (901) 252-8000. In addition, Thomas & Betts will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

Who should I contact if I have any questions?

If you have any questions about the Annual Meeting, these proxy materials or your ownership of our common stock, please contact our Secretary at Thomas & Betts Corporation — Attn: Corporate Secretary, Thomas & Betts Corporation, 8155 T&B Blvd., 4D-56, Memphis, TN 38125, or by calling (901) 252-8000.

PROPOSALS

PROPOSAL NO. 1 — Election of Directors

Ten directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2008. The ten directors will constitute our entire Board of Directors after the 2007 Annual Meeting. Each nominee named below was elected a director at the 2006 Annual Meeting. Each nominee has consented to serve as a director if elected. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who will be designated by the Board or, if no substitute nominee is named, the number of directorships will be reduced accordingly. Directors are elected by a plurality of the votes cast. The Board of Directors unanimously recommends that you vote “FOR” each of the persons nominated for Director.

The nominees are:

Ernest H. Drew, 69
Director since 1989

     Dr. Drew has been a private investor since 1998. Prior to that time, he was Chief Executive Officer of Industries and Technology Group, Westinghouse Electric Corporation. He is also a Director of Ashland, Inc., Public Service Enterprise Group Incorporated, and UQM Technologies, Inc.

Jeananne K. Hauswald, 62
Director since 1993

     Ms. Hauswald has been Managing Director of Solo Management Group, LLC since retiring from the Seagram Company Ltd, in 1998. While at Seagram from 1987-1998, she held various positions including Vice President and Treasurer and Vice President of Human Resources. She is also a Director of Constellation Brands, Inc.

Dean Jernigan, 61
Director since 1999

     Mr. Jernigan has been the Chief Executive Officer and President of U-Store-It Trust since April 2006. He had served as President of Jernigan Property Group from 2004 to 2006, and has been a private investor since 2002. Prior to that time, he was Chairman of the Board, President and Chief Executive Officer of Storage USA, Inc., from 1984 to 2002.

Ronald B. Kalich, Sr., 59
Director since 1998

     Mr. Kalich has been President and Chief Executive Officer of FastenTech, Inc. since 2000. He was President and Chief Executive Officer of National-Standard Company from 1999 to 2000 and President and Chief Executive Officer of Getz Bros. & Co., Inc. from 1994 to 1999. He holds Directorships with FastenTech, Inc. and H-E Parts International. He is also Chairman and Director of Arizant, Inc.

Kenneth R. Masterson, 63
Director since 1995

     Mr. Masterson has been our Lead Director since January 2006 and is the former Executive Vice President, General Counsel and Secretary from 1998 to 2005 of FedEx Corporation (transportation services). He served as Executive Vice President, General Counsel and Secretary from 1996 to 1998 and Senior Vice President and General Counsel from 1980 to 1996 of Federal Express Corporation (express delivery services).

Dominic J. Pileggi, 55
Director since 2004

     Mr. Pileggi has been our Chairman of the Board since January 2006, Chief Executive Officer since January 2004 and President since 2003 and was Chief Operating Officer from 2003 to 2004. Previously he was Group President-Electrical from 2000 to 2003, and Senior Vice President of Thomas & Betts Corporation from 2000 to 2002. He was President EMS Division of Viasystems, Inc. from 1998 to 2000. Prior to 2000, he held various executive positions with the Company from 1979 to 1994. He is also a Director of The Lubrizol Corporation.

Jean-Paul Richard, 64
Director since 1996

     Mr. Richard has been Chairman and Chief Executive Officer of H-E Parts International Inc. since 2005. He served as Chairman and Chief Executive Officer of ProMach, Inc. from 1998 to 2004. He also served as President and Chief Executive Officer of AGCO Corporation from 1996 to 1997.

David D. Stevens, 53
Director since 2004

     Mr. Stevens has been a private investor since August 2006. Prior to that time, he was Chief Executive Officer of Accredo Health Group, Inc. (a subsidiary of Medco Health Solutions, Inc.) from 2005 to August 2006, Chairman and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005, President and Chief Operating Officer of Southern Health Systems, Inc. from 1983 to 1996. Mr. Stevens is also a Director of Medco Health Solutions, Inc. and Wright Medical Group, Inc.

William H. Waltrip, 69
Director since 1983

     Mr. Waltrip has been a private investor since 2003. Previously, he was Chairman of the Board of Technology Solutions Company from 1993 to 2003. He is also a Director of Theravance, Inc., Bausch & Lomb Incorporated, and Charles River Laboratories.

Kevin L. Roberg, 55
Director Nominee

     Mr. Roberg has been Principal of Kelsey Capital Management (a private investment firm with special emphasis in health care) since 1998. He has also been a General Partner of Delphi Ventures (a health care venture capital firm) since 1999. In 1995 he was Chief Executive Officer and President of Medintell Systems Corporation (which was acquired by ValueRx). From 1995 to 1998, he was Chief Executive Officer and President of ValueRx. He holds Directorships with OmniCell Technologies and various private companies.

PROPOSAL NO. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Our independent registered public accounting firm for fiscal year 2006 was KPMG LLP. The Audit Committee has appointed this firm to audit our financial statements and internal controls for the fiscal year 2007 and until the 2008 Annual Meeting. KPMG LLP has been our independent registered public accounting firm since 1969, and has no financial interest, direct or indirect, in Thomas & Betts or any of its subsidiaries.

Representatives of KPMG LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

During the past two years, the aggregate fees for professional services rendered by KPMG LLP were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31,	December 31,
	2006	2005
	(in thousands)	(in thousands)

Audit Fees	$2,702	$2,570
Audit Related Fees	169	102
Tax Fees	365	540
All Other Fees	—	—

Total Fees	$3,236	$3,212

Audit Fees include the aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal controls and review of financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit Related Fees includes the aggregate fees billed for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not included in Audit Fees. These services consisted of audits of benefit plans and environmental compliance letters.

Tax Fees include aggregate fees billed for professional services rendered by KPMG LLP for tax compliance, tax advice, and tax planning. The nature of these services was assistance with international income tax compliance and tax audits and expatriate tax consultation and return preparation.

All of the services described above were approved by the Audit Committee.

Ratification of the appointment of KPMG LLP will require that the number of votes cast in favor of this proposal to exceed the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote. However, the Audit Committee is not bound by a vote either for or against KPMG LLP, but will consider a vote against the independent registered public accounting firm by the shareholders in selecting the independent registered public accounting firm in the future.

The Board of Directors recommends a vote in favor of Proposal No. 2.

AUDIT COMMITTEE REPORT

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm and must approve in advance any non-audit services to be performed by the independent auditors. The Audit Committee has established approval-in-advance procedures, and reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Such approval is detailed as to the particular service or category of services and is generally subject to a specific budget.

The Audit Committee reviewed and discussed with management the audited consolidated financial statements for Thomas & Betts Corporation’s fiscal year ended December 31, 2006. The Audit Committee also discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has received the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with representatives of KPMG LLP the independence of KPMG LLP.

Based on its review and discussions with KPMG LLP and management, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006, be included in the Company’s Annual Report on Form 10-K.

This Section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Jean-Paul Richard, Chairman
Ernest H. Drew
Kenneth R. Masterson
David D. Stevens

CORPORATE GOVERNANCE

Board of Directors

What does the Board of Directors do?

Our Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company, except for those matters reserved to the shareholders. The Board establishes broad corporate policy, oversees the performance of our management, and gives guidance to the Company. It selects the senior management team, which is charged with the conduct of the Company’s business.

Does the Board have independent directors?

No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Under our guidelines, a director is not independent under the following situations:

•	a director who is an employee, or whose family member is an executive officer, of Thomas & Betts until three years after the end of such employment;

•	a director (or immediate family member) who receives more than $100,000 per year in direct compensation from the Company, other than director and committee fees, or pension and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), until three years after he or she ceases to receive more than $100,000 per year in such compensation;

•	a director (or immediate family member) who is affiliated with or employed by a present or former internal or external independent registered public accounting firm of Thomas & Betts until three years after the end of the affiliation or the employment or auditing relationship;

•	a director (or immediate family member) who is employed as an executive officer of another company where any of Thomas & Betts’s present executives serve on the company’s compensation committee until three years after the end of such service or the employment relationship; and

•	a director (or immediate family member) who is an executive officer or an employee of a company that makes payments to, or receives payments from, Thomas & Betts for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, until three years after falling below such threshold.

In determining director independence, we considered all of our transactions in which a director or director’s family member was a direct or indirect party. Mr. Stevens is a director of Le Bonheur Children’s Medical Center Foundation, a non-profit organization to which we have made a donation pledge of $20,000 annually for the next five years. We do not consider his relationship to the foundation to violate his independence under our guidelines.

All of the directors, with the exception of Mr. Pileggi, have been determined by the Board of Directors to be independent directors pursuant to the standards set forth in the listing requirements of the New York Stock Exchange and our Governance Guidelines.

How are our directors compensated?

Cash Retainer and Fees.  Our non-employee directors earn an annual retainer, as well as fees for serving as a committee chairman, attending board or committee meetings (whether in person or by telephone) and serving as the Lead Director. No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Employee directors do not receive any fees for serving as a director or as a member of any committee. Non-employee directors received the following fees for the 2006-2007 year.

Annual Retainer	$40,000
Committee Chairman Annual Retainer	$5,000
Audit Committee Chairman Annual Retainer	$10,000
Board Meeting Fee	$2,000
Committee Meeting Fee	$1,500
Lead Director Fee	$20,000

Equity Compensation.  Pursuant to the Non-employee Director Equity Compensation Plan, in May 2006 each Non-employee director received a restricted stock award with a fair market value of $31,317 as of the grant date, based on the average of the high and low stock price on that date, and a one year restriction period. In May 2006 each Non-employee director also received stock options valued at $32,691, as determined by a Black-Scholes option valuation method as of the grant date. These options vest on the one year anniversary of the grant date and have a 10 year expiration date.

DIRECTOR COMPENSATION TABLE

The following table shows the compensation of each of our non-employee directors for 2006.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Ernest H. Drew	$84,460	$31,328	$27,599	—	—	—	$143,387
Jeananne K. Hauswald	$65,960	$31,328	$27,599	—	—	—	$124,887
Dean Jernigan	$65,960	$31,328	$27,599	—	—	—	$124,887
Ronald B. Kalich, Sr.	$70,960	$31,328	$27,599	—	—	—	$129,887
Kenneth R. Masterson	$97,960	$31,328	$27,599	—	—	—	$156,887
Jean-Paul Richard	$81,460	$31,328	$27,599	—	—	$964	$141,351
David D. Stevens	$77,460	$31,328	$27,599	—	—	—	$136,387
William H. Waltrip	$62,460	$31,328	$27,599	—	—	—	$121,387

All retainers and the Lead Director fee are paid on a quarterly basis at the beginning of each calendar quarter. All other cash director fees are paid as incurred. Mr. Richard’s fees have been deferred under the Deferred Fee Plan for Non-employee Directors. Deferred fee distributions are paid in a lump sum following termination of service as a director. The compensation expense for the stock and option awards shown above differs from the 2006 grant date fair values for these awards because the above compensation expense is recognized over the requisite service or vesting periods and includes the value for awards granted in 2006 and 2005. The All Other Compensation column includes reimbursement of Mr. Richard’s annual physical expenses pursuant to our benefits policy for non-employee directors.

How many meetings did the Board have last year?

In 2006, the Board met 9 times. All directors attended at least 85% of the meetings of the Board and committees of which they were members.

Does the Board have executive sessions with the independent directors?

The Board of Directors holds an executive session of independent directors at the end of regularly scheduled meetings as needed during which members of management, including the Chief Executive Officer, are not present. Kenneth R. Masterson, as Lead Director, presides over these executive sessions.

Does the Board of Directors have an independent director serving as Lead Director?

The Company’s Board of Directors considers it appropriate to designate an Independent Director to serve as the Lead Director during such periods as it elects a non-independent Chairman of the Board of Directors. Kenneth R. Masterson, one of our independent directors, serves as our Lead Director. The Lead Director provides a source of Board leadership complimentary to the non-independent Chairman of the Board. The Lead Director has the following roles and responsibilities:

•	to facilitate regular meetings of our non-management directors (without management present) and to set the agenda and establish the frequency of these meetings;

•	to collaborate with the Chairman of the Board on the agenda for Board meetings;

•	identify and develop with the Chairman of the Nominating and Governance Committee, the Board’s compositional needs, and criteria for Director candidates; and

•	discuss the results of the Chief Executive Officer’s performance evaluation with the Chairman of the Compensation Committee and, together with the Compensation Committee Chairman, deliver the results of the evaluation to the Chief Executive Officer.

Anyone wishing to communicate with the Lead Director may do so by writing to: Lead Director c/o Corporate Secretary, Thomas & Betts Corporation, 8155 T&B Blvd., 4D-56, Memphis, TN 38125.

Where can I find a copy of Thomas & Betts’s Code of Conduct?

A copy of our Code of Conduct may be found at the Investors section of our website at www.tnb.com under Corporate Governance. We will post any amendment or waivers to the Code of Conduct that are required to be publicly disclosed on our website at the Investors section. We will also send a print copy of our Code of Conduct to any shareholder upon request directed to the Secretary.

Do Directors attend the Annual Meeting of Shareholders?

We encourage, but do not require our directors to attend annual meetings of shareholders. All of the members of the Board of Directors attended the 2006 Annual Meeting except Dean Jernigan.

SECURITY OWNERSHIP

The following table shows beneficial ownership of our common stock as of March 2, 2007, by each director, the Chief Executive Officer, and each of the other four most highly compensated executive officers who were serving as executive officers at the end of 2006, and all directors and such executive officers as a group. Except as otherwise stated in the footnotes, each of the individuals named exercises sole voting and investment power over his or her shares.

	Beneficial Ownership as of March 2, 2007
		Stock Options exercisable
	Common	within 60 days of	Restricted	Total	Percentage
Name	Stock	March 2, 2007	Stock	Shares	(%)

Ernest H. Drew	2,724	23,562	3,330	29,616	*
Jeananne K. Hauswald	2,174	7,762	3,014	12,950	*
Dean Jernigan	4,000	4,592	1,813	10,405	*
Ronald B. Kalich Sr.	1,924	23,562	2,130	27,616	*
Kenneth R. Masterson	1,924	23,562	2,780	28,266	*
Jean-Paul Richard	4,924	23,562	2,530	31,016	*
David D. Stevens	3,424	6,962	680	11,066	*
William H. Waltrip	2,124	23,562	3,330	29,016	*
Dominic J. Pileggi	59,624	247,436	77,857	384,917	*
Kenneth W. Fluke	2,398	17,563	26,977	46,938	*
Imad Hajj	5,510	75,074	10,156	90,740	*
Christopher P. Hartmann	13,124	19,285	21,977	54,386	*
J.N. Raines	30,433	33,145	14,769	78,347	*
All directors and executive officers as a group (13 persons)				835,279	1.4%

*	Less than 1%.

The Common Stock column represents shares that are owned directly or jointly with family members. The Stock Options column represents shares that may be purchased through the exercise of stock options within 60 days of March 2, 2007. Restricted Stock is beneficially owned by the named individual and may be voted, but not transferred because of restrictions as of the record date. The total shares column does not include stock credits held by the following directors pursuant to a Deferred Fee Plan for non-employee directors. The stock credits, each of which represents the value of a share of our common stock, have no voting rights and may be distributed in cash or stock, as determined by us after a director’s retirement. Below is a table indicating the total stock credits attributed to each non-employee director as of March 2, 2007.

Number of
Name	Stock Credits

Ernest H. Drew	17,108
Jeananne K. Hauswald	2,590
Dean Jernigan	1,288
Ronald B. Kalich Sr.	9,374
Kenneth R. Masterson	2,426
Jean-Paul Richard	3,685
David D. Stevens(1)	—
William H. Waltrip	4,076

(1)	Mr. Stevens joined the Board in 2004; therefore, he did not earn stock credits under the 2004 Non-employee Director Equity Compensation Plan.

Beneficial Owners of More Than 5% of Common Stock

	Beneficial Ownership
Name	Shares	Percent(%)

Gabelli Investors, et al.(1) One Corporate Center Rye, New York 10580	6,897,042	11.16
Vanguard Horizon Funds — Vanguard Capital Opportunity Fund(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,765,600	6.29

(1)	Gabelli Asset Management Inc., a parent holding company, disclaims dispositive power and voting power as to all shares. Gabelli Funds, LLC, a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive power as to 1,495,000 shares and sole voting power as to 1,495,000 shares. GAMCO Asset Management Inc., a registered investment advisor and a subsidiary of Gabelli Asset Management Inc., has sole dispositive power as to 5,393,042 shares and sole voting power as to 5,031,142 shares. MJG Associates, Inc., an investment manager has sole dispositive power and sole voting power as to 8,000 shares. Gabelli Securities, Inc., an investment manager and majority owned subsidiary of Gabelli Asset Management Inc., has sole dispositive and sole voting power as to 1,000 shares. Information regarding Gabelli Asset Management Inc. is from Amendment No. 20 to Schedule 13D filed with the Securities and Exchange Commission on May 3, 2006.

(2)	Vanguard Horizon Funds — Vanguard Capital Opportunity Fund has sole voting power for all shares. The Vanguard Capital Opportunity Fund is an investment option offered in the Company’s 401(k) plan. Information regarding Vanguard Horizon Funds — Vanguard Capital Opportunity Funds is from the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

On the basis of our review of reports and representations submitted by the directors and executive officers of the Company, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed in 2006 with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

What committees does the Board have?

The Board has appointed the following committees: Audit, Nominating and Governance, and Compensation.

Where can I get a copy of the charters for the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, or a copy of your Governance Guidelines?

Copies of the charters of our Board committees as well as our Governance Guidelines are available at the Investors section of our website, www.tnb.com. We will also send a print copy of any charter or the Governance Guidelines to any shareholder upon request directed to the Secretary.

Audit Committee

Who are the members of the Audit Committee?

Jean-Paul Richard (Chairman), Ernest H. Drew, Kenneth R. Masterson and David D. Stevens are the members of the Audit Committee.

How many meetings did the Audit Committee hold in 2006?

The Audit Committee met eleven times in 2006.

Does the Audit Committee have independent members?

The Audit Committee is comprised of four members of the Board, each of whom meet the independence, experience and other requirements of the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934, and our Governance Guidelines. Each member is financially literate as determined by the Board in its business judgment and at least one member has accounting or related financial management expertise as determined by the Board in its business judgment. The Board of Directors has determined that Jean-Paul Richard qualifies as an Audit Committee Financial Expert.

What are the duties and responsibilities of the Audit Committee?

The Audit Committee has the following duties and responsibilities as stated in its charter:

•	Appointing, replacing and determining the compensation for and oversight of the work of the independent registered public accounting firm.

•	Assuring the independence of the independent registered public accounting firm.

•	Approving the scope of work for all services provided by the independent registered public accounting firm.

•	Reviewing and discussing with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” disclosures in the Forms 10-Q and 10-K.

•	Reviewing with the independent registered public accounting firm the Company’s critical accounting policies and practices, alternative treatments for material items under generally accepted accounting practices, and other material written communications between the independent registered public accounting firm and management.

•	Discussing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentation and analyses prepared by management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments in connection with the preparation of the Company’s financial statements.

•	Providing a report for the annual Proxy Statement stating whether the committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	Reviewing press releases containing quarterly or annual earnings announcements.

•	Discussing with management major financial risk exposures and policies with respect to risk management and assessment.

•	Reviewing our internal audit plan, and the responsibilities, budget and staffing of our internal audit function.

•	Reviewing with the Chief Executive Officer and Chief Financial Officer their reports regarding their evaluation of the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting.

•	Establishing procedures for the receipt, retention and treatment of confidential complaints regarding accounting, internal accounting controls or auditing matters.

Nominating and Governance Committee

Who are the members of the Nominating and Governance Committee?

Ernest H. Drew (Chairman), Kenneth R. Masterson, and David D. Stevens are the members of the Nominating and Governance Committee.

How many meetings did the Nominating and Governance Committee have in 2006?

The Nominating and Governance Committee met four times in 2006.

Does the Nominating and Governance Committee have independent members?

The Nominating and Governance Committee is comprised of three directors, each of whom is an independent director as set forth in our Governance Guidelines and under the listing standards of the New York Stock Exchange and meets the requirements of a “non-employee director” under Section 16 of the Securities Exchange Act of 1934.

What are the duties and responsibilities of the Nominating and Governance Committee?

The Nominating and Governance Committee has the following duties and responsibilities as stated in its charter:

•	Identifying individuals who are qualified to become members of the Board, consistent with the criteria approved by the Board.

•	Considering recommendations by non-member directors, shareholders, management and employees for candidates for nomination and re-nomination as directors in accordance with guidelines developed by the Committee.

•	Recommending to the Board a slate of nominees to be proposed for election to the Board by shareholders at annual meetings.

•	Recommending individuals to fill any vacancies created on the Board.

•	Reviewing the orientation and continuing education programs for the directors.

•	Making recommendations to the Board regarding the size and composition of the Board, the particular qualifications and experience that might be sought in Board nominees, and assessing whether the qualifications and experience of candidates for nomination and re-nomination to the Board meet the then current needs of the Board.

•	Reviewing and making recommendations to the Board regarding the composition, duties and responsibilities of various committees of the Board.

•	Overseeing the annual evaluation of the Board and of management of the Company.

•	Reviewing and establishing the compensation of non-employee members of the Board.

•	Developing, reviewing and evaluating the Company’s governance policies and practices, including its governance guidelines and recommending to the Board any proposed changes to such governance policies, practices and guidelines.

•	Performing an annual performance evaluation of the Committee.

What qualifications do the Nominating and Governance Committee consider when determining nominees to serve on our Board?

The Nominating and Governance Committee considers the following qualifications to be important in determining whether a person should be nominated to serve on our Board:

•	Independence of the prospective nominee.

•	Expertise in the areas of marketing, manufacturing operations, finance, technology, legal or human resources.

•	Prior experience as an executive officer of a publicly-traded company.

•	Understanding of international business.

The Nominating and Governance Committee will evaluate candidates for nomination without regard to whether such person was recommended by a shareholder, a member of the Committee or another director.

Does the Nominating and Governance Committee have a policy regarding consideration of director candidates recommended by shareholders?

The Nominating and Governance Committee will consider nominating director candidates recommended by a shareholder, consistent with the criteria for nomination and service approved by the Board. Any shareholder who desires to submit a candidate for nomination to our Board should do so pursuant to our Procedure for Nominations of Directors and Other Business for Presentation at the Annual Meeting described later in this proxy statement.

Compensation Committee

Who are the members of the Compensation Committee?

Ronald B. Kalich, Sr. (Chairman), Jeananne K. Hauswald, Dean Jernigan, and William H. Waltrip are the members of the Compensation Committee.

How many meetings did the Compensation Committee have in 2006?

The Compensation Committee met five times in 2006.

Does the Compensation Committee have independent members?

Each of the members of the Compensation Committee meets the independence requirements of the NYSE listing standards and our Governance Guidelines, the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934.

What are the duties and responsibilities of the Compensation Committee?

The Compensation Committee has the following duties and responsibilities as stated in its charter:

•	Reviewing and approving no less frequently than annually, our compensation philosophy for the Chief Executive Officer and other key management.

•	Reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluating his/her performance in light of those goals and objectives, and setting his/her compensation based on this evaluation.

•	Approving and reporting to the Board the annual compensation (including base salary, incentive compensation and long-term, equity-based compensation) of the Company’s non-CEO Executive Officers.

•	Establishing direct and indirect benefits for the Chief Executive Officer and key management, which are in addition to any benefits under the Company’s broad based benefit plans.

•	Reviewing and approving policies with respect to key management perquisites.

•	Making recommendations to the Board (and shareholders as required by law or the NYSE listing standards) with respect to the establishment and terms of incentive compensation plans and equity- based plans and administering such plans, including reviewing and approving any awards to be granted to management under any plan implemented by us.

•	Reviewing and approving any employment and severance arrangements and benefits of the Chief Executive Officer and key management in light of practices at comparable companies and any benefits received in connection with such arrangements.

•	Reviewing on a periodic basis the operation of our compensation program to evaluate its effectiveness and recommending to the Board of Directors steps to modify compensation programs as may be deemed appropriate to help ensure that benefits or payments are reasonably related or are proportionate to the benefits received by, or performance of, the Company.

•	Reviewing any key management development and succession plans to determine that specific steps are taken to assure the future availability of key management.

•	Reviewing with management the Compensation Discussion and Analysis contained in our annual proxy statement.

•	Producing an annual report on executive compensation for inclusion in our annual proxy statement in accordance with applicable law.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of December 31, 2006, the Compensation Committee consisted of Ronald B. Kalich, Sr., as Chairman, Jeananne K. Hauswald, Dean Jernigan, and William H. Waltrip. None of the current members of the Compensation Committee is or was an officer or employee of the Company. During 2006, none of our executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed all components of the named executive officers’ compensation, including salary, annual and long-term incentive pay, stock option grants, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Company’s nonqualified deferred compensation plan, the actual projected payout obligations under the Company’s supplemental retirement plans and potential severance and change-in-control scenarios. Based on this review, the Compensation Committee finds the named executive officers’ total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

Additionally, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald B. Kalich, Sr., Chairman
Jeananne K. Hauswald
Dean Jernigan
William H. Waltrip

COMPENSATION DISCUSSION & ANALYSIS

Introduction

Thomas & Betts designs and manufactures electrical connectors and components used in industrial, commercial, communications and utility markets, as well as commercial heating units and highly engineered steel structures used primarily in utility transmission. In recent years, the company has realized exceptional earnings growth and cash flow generation. We intend to continue our strong performance in these areas while exploring opportunities to expand business through the use of our cash and other appropriate resources. Our compensation philosophy, as discussed below, is designed to align the financial interests of our management team with those of our stockholders and motivate the team to accomplish our strategic goals.

Oversight

The Compensation Committee of the Board of Directors (the “Committee”) discharges the Board’s responsibilities relating to the compensation of our company’s Chief Executive Officer (“CEO”), and other Named Executive Officers listed on the Summary Compensation Table (collectively, the “Executive Officers”). The Compensation Committee approves all policies, plans, and programs under which compensation is paid or awarded to the Executive Officers.

The Committee identifies, quantifies, and approves performance goals for the Executive Officers, and annually reviews the collective and individual performance of these top executives. The Committee uses performance measurements in awarding compensation and in setting new performance goals for the future. It reviews compensation actions relating to the Executive Officers, and oversees and evaluates the effectiveness of our company’s executive compensation policies and programs in hiring, motivating, and retaining other key employees.

In 2006, the Committee retained the services of independent compensation advisory firms Towers Perrin Consulting and Mercer Human Resource Consulting on a project basis, to assist with the review and evaluation of our compensation policies and to propose new compensation arrangements. The Committee also engaged Mercer Human Resource Consulting to lead a review of the company’s long- term compensation program and executive benefits. Each year Hewitt Consulting and Towers Perrin Consulting provide us with compensation survey data. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with our company’s objectives. The Committee is also supported in its work by the company’s management team. The Committee periodically meets in executive session, without any management, consultants, or employees present.

Executive Compensation Philosophy and Policies

Our primary compensation philosophy is (i) to develop a compensation package that attracts highly qualified executives to work for our company; (ii) to balance annual performance with incentives to achieve long term success; and (iii) to encourage executives who deliver strong performance to remain with our company and to continue that level of performance. Under the supervision of the Compensation Committee, our company has developed and implemented compensation policies, plans, and programs that are designed to closely align the financial interests of our senior executives with those of our stockholders in order to enhance the long-term growth and profitability of our company, and therefore the creation of long-term stockholder value. Our company’s compensation programs provide a mix of cash and equity-based compensation to achieve these goals, all of which are discussed in more detail below.

We strive to ensure that executive compensation relates to the measures of our company’s financial performance that are important to investors. We believe that the quality and dedication of our Executive Officers is a critical factor affecting the long-term value of our company. As in prior years, in 2006 we ultimately based all of our determinations regarding executive compensation upon our assessment of each Executive Officer’s leadership performance and potential to enhance productivity, growth, and long-term stockholder value.

The Committee relies upon its collective, considered judgment, together with advice from its independent consultants and other advisors, and not upon rigid guidelines, formulas, or short-term changes in our stock price in determining the amount and mix of compensation elements for the Executive Officers.

Key factors affecting our judgments include the following:

•	the nature and scope of each Executive Officer’s responsibilities and performance;

•	subjective assessment of each Executive Officer’s effectiveness in leading our initiatives to enhance customer value, productivity, and growth;

•	other executives contributions to the company’s financial results;

•	each Executive Officer’s success in creating a culture of integrity and compliance with applicable law and our company’s ethics policies; and

•	each Executive Officer’s current salary, bonus target and other compensation awards.

We also consider total compensation levels at the median of general industrial companies, a high percentage of which are represented in the S&P 400, an index of mid-cap companies. Because compensation levels in the electrical industry are generally consistent with general industry levels, where pay and performance data are more easily accessible, the Committee believes that general industry companies represent an appropriate comparative framework. We also took steps to structure the Executive Officers’ compensation in a manner that we believe will help ensure the continuity of our company’s leadership.

Our decisions concerning the specific 2006 compensation elements for Executive Officers were made within this framework. As noted above, in all cases we ultimately based specific decisions involving Executive Officer compensation upon our judgment about each individual Executive Officer’s leadership performance and potential future contributions, as well as whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.

Elements of Executive Compensation

As described above, we intend that our executive compensation policies and programs include a combination of compensation elements that enable our company to attract, motivate, reward, and retain executives of superior ability who are dedicated to the long-term interests of our investors. Each component of an executive’s compensation is presented, reviewed, and analyzed in the context of all components of the executive’s total compensation. Merit increases to base salary are tied to individual performance. Short-term incentive payouts are tied to divisional and corporate performance. Long-term incentive payouts are related to increases in the company stock price. Each of these components of executive compensation is described in greater detail below.

Base Salary

We set base compensation for our CEO and our other Executive Officers at levels that are intended to achieve two goals:

•	to be competitive with that paid in industries that we believe have financial, operational, and risk characteristics that are sufficiently similar to our company to provide a reasonable basis for comparison; and

•	to provide a reasonable degree of financial security, opportunity, and flexibility in their financial affairs to those individuals who the Committee regards as adequately performing the duties associated with their positions.

In furtherance of these objectives, we periodically, though not necessarily annually, review the salary levels of a sampling of comparable companies in the manufacturing sector as well as those in other industries that we believe provide a reasonable basis for comparison. An independent comparative compensation survey and analysis, including a review of salary levels, was presented to and accepted by the Compensation

Committee in December 2005, and updated for the Compensation Committee in December 2006. Although we do not attempt to specifically tie executive base pay to that offered by any particular sampling of general industry companies, our review provides a useful gauge in administering our company’s base compensation policy. We also exercise subjective judgment in view of our compensation objectives by considering the credentials, length of service, experience, and consistent performance of each of the individual Executive Officers, relative to the range of executive compensation, when setting compensation levels for those executives. In 2006, the Committee authorized a 6.3% increase in Mr. Pileggi’s base salary effective January 1, 2006. The other Executive Officers’ base salary adjustments ranged between 3.0% and 8.2%.

Annual Incentive Compensation

Our company pays annual incentive compensation to the CEO and the other Executive Officers and key employees under the Management Incentive Plan, or “MIP”. In February 2006, the Compensation Committee approved the performance goals for each of the components of the MIP for 2006 (the “2006 MIP”). Annual incentives are based upon actual performance compared to established corporate and operating division performance goals. The proportion of an employee’s compensation consisting of incentive compensation increases as the scope and level of the individual’s responsibilities increase. In 2006, the annual incentives for Executive Officers ranged between 55% and 90% of base salary for target performance and provided a maximum payout of between 110% and 180% of base salary for superior performance. Annual bonus opportunities are targeted to be at the 50th percentile for general industry when performance is at target. For the Chief Executive Officer and other Executive Officers named in the Summary Compensation Table, performance targets established in February 2006 were based upon achievement of the following specified performance objectives: Profitability (EBIT) and Working Capital (Working Capital as a percent of Sales) measures. As a group, the average of the Executive Officers’ incentive payments under the Thomas & Betts Management Incentive Plan for fiscal year 2006 was 174% of base salary.

Long-Term Incentive Compensation

The long-term incentive compensation components of our executive compensation package consist of (i) restricted stock awards, and (ii) stock option grants. Both of these elements are found in the company’s Equity Compensation Plan which was approved by our shareholders in 2004. The stock awards and options are designed to (a) provide certain management personnel with a long-term incentive component of compensation that relies on financial performance of our company; (b) reward certain management personnel with an opportunity to share in our company’s success; (c) strengthen the link between pay and performance; (d) facilitate the retention of key employees; and (e) balance the focus between short-term and long-term corporate objectives.

A. Restricted Stock Awards

Restricted stock awards, which were authorized under the 2004 Plan, are an important element of our long-term compensation package to Executive Officers and others that is intended to provide an ownership interest in the company. These awards have a retention element due to a cliff-vesting period of three years.

In February 2006, the Committee authorized the award of 84,942 shares of restricted stock to 19 members of management, including the current Executive Officers. These awards, which cliff vest in three years, were granted to provide an emphasis on longer-term financial performance that we consider to be important contributors to long-term stockholder value. Of the February 2006 grant, we awarded 29,219 shares of restricted stock to our CEO that vest in 2009. In determining awards under the Equity Compensation Plan, the Committee establishes for each Executive Officer an award value based on a target percentage of the midpoint of their salary grade. Shares of restricted stock are eligible to receive dividends, if any are paid.

B. Stock Options

Our company awards stock option grants under the 2004 Plan as an important part of our long-term incentive compensation package. The option grants are intended to provide a significant equity form of compensation that will reward our Executive Officers and others for company stock price appreciation while they maintain a continuing proprietary interest in our company. The Committee authorizes all stock option grants under the 2004 Plan to eligible employees. Scheduled grants are made each year at the Committee’s first scheduled meeting. Unscheduled grants may be authorized by the Committee through the same process if the Committee determines additional grants are appropriate for our business purposes (new hires, special projects, etc.). In determining grants under the 2004 Plan, the Committee establishes for each Executive Officer an award value based on a target percentage of the midpoint of their salary grade. In 2006, the exercise price of stock option grants was priced by averaging the high and low sales prices of the company’s stock as traded on the New York Stock Exchange on the day the grant was authorized by the Committee. Beginning with the 2007 grants, we have set the exercise price of all options at the closing sales price on the day of authorization.

In February 2006, the Committee approved a stock option grant of 68,178 shares under the Equity Compensation Plan to Dominic J. Pileggi. The terms of these options and restricted stock are described in the Supplement Grants of Plan-Based Awards Table. Included in the February 2006 grants, the Committee approved the following grants to each Executive Officer: 17,922 options granted to Kenneth W. Fluke; 7,345 options granted to Imad Hajj; 12,837 options granted to J.N. Raines; and 17,922 options granted to Christopher P. Hartmann. The grants to Executive Officers in the aggregate represented 4% of the shares of common stock authorized to be awarded under the 2004 Plan.

Separately in February 2006, the Committee approved grants under the 2004 Plan to certain management personnel excluding the Executive Officers that aggregated 489,932 shares of common stock. This approximated 16% of the shares authorized to be awarded under the 2004 Plan. The stock options granted for 2006 are subject to vesting over a period of three years.

Defined Benefit Pension Plan

The Thomas & Betts’ Pension Plan provides all eligible employees with a pension benefit that is funded entirely by the company. The benefit of each participant is accrued based on a funding formula computed by our independent actuaries, Hewitt and Associates. The basic formula is 1.5% of a participant’s average monthly compensation multiplied by the participant’s years of credited service, then reduced by 50% of a participant’s primary social security benefit multiplied by the years of credited service divided by 35.

Supplemental Executive Retirement Payments

The Executive Retirement Plan, or “ERP,” provides for supplemental retirement payments for the Executive Officers. Eligible executives who retire from the company after attaining certain age and service requirements will receive monthly payments equal to 2.5% of their average monthly cash compensation multiplied by the first 20 years of service, plus 1.5% of their average monthly cash compensation multiplied by the next 15 years of service. The ERP is designed to provide supplemental retirement benefits and to facilitate the retention of certain senior management employees.

Deferred Compensation Plans

We currently maintain the Thomas & Betts Supplemental Investment Plan (“SEIP”), a nonqualified deferred compensation plan which permits key employees to voluntarily elect to defer the payment of up to 80% of their base salary and bonus. The SEIP investment funds are the same as those available to participants in the Thomas & Betts’ 401(k) Plan, excluding an investment in the company stock fund. SEIP Participants also elect, pursuant to the terms of the plan, the form and timing of their distributions from the plan. We make contributions to the SEIP up to a maximum of 5% of base salary and bonus, but do not provide any guarantees with respect to earnings deferrals under the plan or provide an above-market rate of return. The SEIP was implemented to provide selected key employees greater flexibility in structuring the timing of their compensation payments and, therefore, to motivate and ensure the retention of these employees.

Potential Payments Upon Termination or Change-In-Control

We have agreements with each Executive Officer providing benefits should the Executive Officer’s employment be terminated within three years following a change-in-control as defined in the agreements. These agreements are intended to compensate for the uncertainty in a change-in-control and to encourage executive focus during a pivotal leadership period. The agreements for Dominic J. Pileggi and J.N. Raines provide for benefits if employment is terminated by the company without cause, or by the Executive Officer for any reason after a change-in-control event. The agreements for Kenneth W. Fluke, Imad Hajj, and Christopher P. Hartmann provide for benefits if employment is terminated by the company without cause, or by the Executive Officer for good reason (as defined by the agreement) after a change-in-control event. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the Executive Officer’s position; the diminution of the Executive Officer’s position, authority, duties or responsibilities; failure to provide compensation and benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the Executive Officer was employed immediately prior to the change-in-control; failure to require any successor to the company to assume and agree to perform the agreement; or termination by the Executive Officer within a 30 day period following the one-year anniversary of the change-in-control. All agreements provide that an Executive Officer’s employment may be terminated for cause, which is defined as the Executive Officer’s conviction of, or plea of guilty, to a felony; or the willful engaging by the executive in gross misconduct which is materially and demonstrably injurious to the company.

The following table lists in more detail the benefits each Executive Officer would receive at December 31, 2006 for a termination of employment after a change-in-control of the company.

	Cash		Welfare Plan	Vesting of	Retirement	Other	Excise Tax
Name	Severance	Bonus	Benefits	Options & Stock	Plan	Payments	& Gross-Up	Total

Dominic J. Pileggi	$5,811,000	$1,142,000	$132,347	$5,288,240	$887,900	$126,923	$3,298,638	$16,687,048
Kenneth W. Fluke	$2,454,066	$381,023	$62,907	$1,501,094	$2,745,978	$59,519	$1,814,532	$9,019,119
Imad Hajj	$1,792,275	$229,425	$31,494	$564,972	$2,484,901	$74,312	$1,179,088	$6,356,467
Christopher P. Hartmann	$2,401,902	$363,635	$62,270	$1,633,323	$2,376,111	$45,654	$1,772,842	$8,655,737
J.N. Raines	$2,108,250	$333,750	$48,275	$1,136,209	$532,111	$44,730	$1,055,739	$5,259,064

Notes: The Cash Severance column represents a cash lump sum equal to three times the Executive Officer’s annual compensation, comprised of annual salary, average bonus and perquisite allowance. The Bonus column represents the Executive Officer’s average bonus, which is defined as the highest bonus paid to the Executive Officer in respect of any of the five calendar years immediately prior to the calendar year in which the change-in-control occurs. The Welfare Plan Benefits Column represents three years of additional health care coverage. The vesting of Options and Stock column represents full vesting of all of the Executive Officer’s unvested stock options and restricted shares. The Retirement Plan column represents credit for an additional three years of age and service under our Executive Retirement Plan for Mr. Pileggi and Mr. Raines. Mssrs. Pileggi and Raines are already retirement eligible, and the change-in-control event would not result in any additional Retirement Plan benefits other than the three years of age and service. Their total Executive Retirement Plan benefits after a change-in-control can be determined by totaling the their amounts above in the Retirement Plan column with their respective amounts in the Present Value of Accumulated Benefit column of the Pension Benefits Table. Mssrs. Fluke, Hajj and Hartmann would be deemed retirees under the Executive Retirement Plan by virtue of the change-in-control event. Therefore, the Retirement Plan column presents the total of all of their Executive Retirement Plan benefits.

Potential Payments Upon Involuntary Termination

Upon involuntary termination of employment of an Executive Officer, our Compensation Committee has the discretion to approve severance agreements and benefits for the Executive Officers in light of practices at comparable companies. Any such agreement would be in lieu of a minimum severance benefit based on years of service with us. Also, an Executive Officer would have 30 or 60 days to exercise vested stock options after the date of termination depending on which of our equity compensation plans the options were granted under. The Executive Officer would also receive any nonqualified deferred compensation as of the termination date.

Our equity incentive plans provide for forfeiture of unvested stock options and stock awards, unless the Compensation Committee determines a waiver of the forfeiture is appropriate.

Potential Payments Upon Resignation or Retirement

Upon voluntary resignation, unless the Compensation Committee determines otherwise, an Executive Officer would forfeit all outstanding annual cash incentive awards and unvested equity awards. An Executive Officer would have 30 or 60 days following resignation to exercise vested stock options, and would receive nonqualified deferred compensation as of the termination date.

Upon retirement, unless the Compensation Committee determines otherwise, an Executive Officer would forfeit all outstanding annual cash incentive awards. All equity awards, except restricted stock awards, would immediately vest and the officer would have three or six years to exercise stock options, depending on the plan under which the options were granted. Exercises cannot occur within six months of the date of grant under our plans. Also, awards cannot be extended beyond their normal expiration date because of retirement. The Executive Officer would also receive any pension benefits and nonqualified deferred compensation that are vested as of the retirement date.

Other Components of Executive Compensation

We provide certain other forms of compensation and benefits to the CEO and the other Executive Officers, including: life insurance, annual physical exams, excess liability coverage, an amount for perquisites, and 401(k) matching contributions. We also provide Mr. Pileggi with a Health Benefits Continuation Agreement which will provide Mr. Pileggi and his covered dependents with lifetime health benefits upon his retirement. The health benefits under the Health Benefits Continuation Agreement are the same benefits maintained by us for other active employees. We have reviewed these other components of compensation in relation to the total compensation of the CEO and the other Executive Officers, and determined that they are reasonable and appropriate.

Stock Ownership and Retention Guidelines

At the recommendation of the Compensation Committee and the Nominating and Governance Committee, in December 2005 the Board adopted a stock ownership and retention policy in order to encourage our directors and executive officers to acquire and retain ownership of a significant number of shares of our company’s common stock while they serve as directors or officers of our company. The Compensation Committee and Board believe that equity ownership will be a cornerstone of good corporate governance because directors and officers who own substantial equity positions in our company generally are more proprietary in their approach to oversight and management of our company than they would be if they had little or no stake in our company. Equity ownership therefore helps to align the interests of our directors and officers with those of our company and its other stockholders.

The stock ownership and retention guidelines for Non-employee Directors and Executive Officers can be found in the company’s Governance Guidelines which may be accessed at www.tnb.com. In summary, each Non-employee Director must acquire and retain company stock equal in value to three times the current annual retainer fee. The Non-employee Directors have a three year grace period from December 31, 2005 to comply with the guidelines. With regard to Executive Officers, the CEO must acquire and retain company stock equal in value to five times his current base salary. The other Executive Officers must acquire and retain company stock equal in value to two times their current base salary. The CEO has a grace period of five years to accumulate his stock ownership, while the other Executive Officers must meet their ownership guideline in two years from December 31, 2005. With regard to both Non-employee Directors and Executive Officers, stock purchased in the market, stock acquired upon exercise of stock options, and all vested and unvested stock awards satisfy the ownership and retention guidelines.

Chief Executive Compensation

Mr. Pileggi’s 2006 compensation consisted of base salary, annual incentive and long-term incentives. The Committee determined the level for each of these elements using methods consistent with those used for the other senior executives. The Committee discussed this determination with the Board. In 2006, Mr. Pileggi’s base salary was at an annual rate of $760,000. His base salary was below the median of salaries paid to chief executive officers within general industry organizations of comparable size. Mr. Pileggi’s target annual incentive was 90% of base salary in 2006, and the maximum incentive payable was 180% of base salary. Mr. Pileggi received an annual incentive payment in the amount of $1,209,302 under the Management Incentive Plan. The award was based on exceeding the targets for EBIT and Working Capital as a Percent of Sales. In 2006, Mr. Pileggi received a restricted stock award for 29,219 shares. In addition, Mr. Pileggi was also granted an option to purchase 68,178 shares.

Annual Assessment of Executive Performance.

Our Corporate Governance Guidelines require an annual evaluation of the CEO’s performance. As part of this process, the Compensation Committee is responsible for conducting an independent assessment of the CEO’s performance that includes soliciting feedback from our company’s directors. In December 2006, the Compensation Committee evaluated Mr. Pileggi’s performance for 2006 in executive session with respect to leadership, strategic planning, financial goals and systems, financial results, succession planning, human resources, communications with stockholders, external and Board relations, and other responsibilities and key business objectives. We will continue to evaluate Mr. Pileggi on the basis of these and responsibilities and objectives as part of our deliberations when considering any adjustments to Mr. Pileggi’s compensation.

Mr. Pileggi and the Compensation Committee annually evaluate the performance of the other Executive Officers. In December 2006, they assessed each Executive Officer’s performance considering all of their responsibilities in light of our key business objectives.

Limitations on Deductibility of Certain Compensation for Federal Income Tax Purposes

Section l62(m) of the Internal Revenue Code (“Code Section l62(m)”) provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Code Section l62(m). Our company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of our company’s strategic goals and to enhance long-term stockholder value. We intend to attempt to structure our compensation programs such that compensation paid will be tax deductible by our company whenever that is consistent with our company’s compensation philosophy. The Compensation Committee intends to periodically review the potential impact of Code Section l62(m) in structuring and administering our compensation programs.

Also, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee’s control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Code Section l62(m).

Compliance With New Deferred Compensation Rules

New Section 409A of the Internal Revenue Code (“Code Section 409A”), generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Although complete guidance regarding Code Section 409A has not been issued, the Committee intends that we operate and administer our compensation arrangements by complying in good faith with the new rules.

EXECUTIVE COMPENSATION

This table shows the compensation earned by our Chief Executive Officer, Chief Financial Officer and the other three most highly paid executive officers for 2006.

Summary Compensation Table

							Change in
							Pension Value
						Non-Equity	& Nonqualified
				Stock	Option	Incentive Plan	Deferred Comp	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Dominic J. Pileggi	2006	759,135	0	818,055	1,628,477	1,209,302	3,620,694	172,671	8,208,334
Chairman, President Chief Executive Officer
Kenneth W. Fluke	2006	377,750	0	242,812	219,937	468,032	512,254	61,644	1,882,429
Senior Vice President Chief Financial Officer
Imad Hajj	2006	308,923	0	87,767	109,115	300,736	1,198,719	46,950	2,052,210
Vice President Chief Development Officer
Christopher P. Hartmann	2006	369,942	0	253,813	205,533	422,040	333,455	59,086	1,643,869
Executive Vice President Chief Operating Officer
J.N. Raines	2006	343,808	0	172,727	291,575	334,697	274,971	53,047	1,470,825
Vice President-General Counsel and Secretary

Notes: The stock and option award amounts shown represent the portion of the fair value of the awards that represent earned compensation for the year as reflected in the financial statements. The compensation expense above for the stock and option awards differs from the 2006 grant date fair values for these awards because the compensation expense is recognized over the requisite service or vesting periods and includes the values for awards granted in 2006 and prior years. The options are exercisable in one-third increments on each first, second and third anniversary of the date of grant. The amounts in the Non-Equity Incentive Plan Compensation column represent amounts earned by each Executive Officer under the 2006 Management Incentive Plan. The amounts represent 177% of target for Mr. Pileggi; 177% of target for Mr. Fluke; 177% of target for Mr. Hajj; 163% of target for Mr. Hartmann; and 177% of target for Mr. Raines. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column shows the aggregate change in the actuarial present value of each Executive Officers’ accumulated pension benefit under the company’s pension plan and all deferred compensation plans. There was no above market interest or other earned preferential earnings on nonqualified deferred compensation during 2006.

The amounts reported under the “All Other Compensation” column are comprised of the following:

					Personal
				Insurance	Use of
	Perquisite			Premium	Company
	Allowance	401K Match	SEIP Match	Reimbursements	Aircraft	Club Dues	Totals
Name	($)	($)	($)	($)	($)	($)	($)

Dominic J. Pileggi	35,000	7,150	54,637	33,906	40,238	1,740	172,671
Kenneth W. Fluke	25,000	7,150	17,510	11,984	—	—	61,644
Imad Hajj	25,000	7,150	10,346	756	3,698	—	46,950
Christopher P. Hartmann	25,000	7,150	16,691	10,245	—	—	59,086
J.N. Raines	25,000	7,150	4,981	15,916	—	—	53,047

Mr. Pileggi was reimbursed for taxes paid for personal use of the Company Aircraft. The $40,238 amount includes the value of the reimbursed taxes ($14,667) and the value of the personal use ($25,571). Mr. Hajj’s personal use of the Company Aircraft was not reimbursed, nor were taxes paid reimbursed.

SUPPLEMENTAL GRANTS OF PLAN-BASED AWARDS TABLE

The following table includes information about stock and option grants made to the Executive Officers in 2006. Also included in this table is information about potential payouts under our non-equity 2006 incentive plan.

					All Other	All Other
					Stock	Option			Grant Date
					Awards:	Awards:	Exercise or	Closing	Fair Value
		Estimated Future Payouts Under			Number of	Number of	Base Price	Price on	of Stock
		Non-Equity Incentive Plan Awards			Shares of	Securities	of Option	Date	and Options
	Grant	Threshold	Target	Maximum	Stock or	Underlying	Awards	of Grant	Awards
Name	Date	($)	($)	($)	Units (#)	Options (#)	($/Sh)	($)	($)

Dominic J. Pileggi	2/1/2006	170,806	683,222	1,366,444	29,219				1,306,528
Chairman, President and						68,178	44.72	44.76	1,173,234
Chief Executive Officer
Kenneth W. Fluke	2/1/2006	66,106	264,425	528,850	7,681				343,456
Senior Vice President						17,922	44.72	44.76	308,409
Chief Financial Officer
Imad Hajj	2/1/2006	42,477	169,908	339,816	3,148				140,763
Vice President						7,345	44.72	44.76	126,396
Chief Development Officer
Christopher P. Hartmann	2/1/2006	64,740	258,960	517,920	7,681				343,456
Executive Vice President						17,922	44.72	44.76	308,409
Chief Operating Officer
J.N. Raines	2/1/2006	47,274	189,094	378,188	5,501				245,977
Vice President-General						12,837	44.72	44.76	220,904
Counsel and Secretary

Notes:  Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the minimum, target and maximum amounts that could be earned under the 2006 MIP at targets established for each level. Each Executive Officer had a target incentive amount that could be earned if the Company met the targets established for the Plan. Until the threshold performance was obtained, no incentive is earned. If the maximum performance had been achieved, the Executive Officers would have received 200% of their target amount. Stock options are granted annually to Executive Officers and other eligible employees at the first meeting of the year of the Compensation Committee. In 2006, option awards were made on February 1 and expire February 1, 2016. The grants were made under the Thomas & Betts Equity Compensation Plan. All Other Stock Awards include shares represented by the restricted stock and stock option awards, respectively, described in the summary compensation table. The exercise price of the stock option awards was calculated using the average of the high and the low of the stock price on the date of grant. The grant date fair value of option awards is based on a Black Scholes valuation methodology described in the financial footnotes of our 2006 Form 10-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The table below reflects outstanding stock option awards which are either exercisable or unexercisable as of December 31, 2006 for each Executive Officer. The table also indicates unvested and unearned stock awards assuming a market value of $47.28 per share (our closing market price on December 29, 2006).

	Option Awards					Stock Awards
									Equity
									Incentive
			Equity					Equity	Plan
			Incentive Plan					Incentive	Awards:
			Awards:					Plan Awards:	Market or
			Number of				Market	Number of	Payout Value
	Number of	Number of	Securities			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Underlying			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Unexercised			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unearned	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Dominic J. Pileggi	101,346	0	—	21.68	6/5/2011	33,099	1,564,921	—	—
Chairman, President and	7,654	0	—	21.68	6/5/2011	24,736	1,169,518	—	—
Chief Executive Officer	51,488	25,744	—	20.02	2/4/2014	29,219	1,381,474	—	—
	19,239	38,478	—	29.55	2/2/2015	—	—	—	—
	0	68,178	—	44.72	2/1/2016	—	—	—	—

Kenneth W. Fluke	0	2,871	—	20.02	2/4/2014	3,691	174,510	—	—
Senior Vice President	0	3,333	—	24.21	4/30/2014	5,000	236,400	—	—
Chief Financial Officer	0	10,770	—	29.55	2/2/2015	6,924	327,367	—
	0	17,922	—	44.72	2/1/2016	7,681	363,158	—	—

Imad Hajj	2,141	0	—	49.66	2/4/2008	3,691	174,510	—	—
Vice President	1,509	0	—	49.66	2/4/2008	2,508	118,578	—	—
Chief Development Officer	2,240	0	—	42.50	2/3/2009	3,148	148,837	—	—
	1,685	0	—	42.50	2/3/2009
	8,277	0	—	29.03	2/2/2010
	50,000	0	—	21.68	6/5/2011
	0	2,871	—	20.02	2/4/2014
	1,951	3,901	—	29.55	2/2/2015
	0	7,345	—	44.72	2/1/2016

Christopher P. Hartmann	0	7,926	—	20.02	2/4/2014	10,191	481,830	—	—
Executive Vice President	0	10,770	—	29.55	2/2/2015	6,924	327,367	—	—
Chief Operating Officer	0	17,922	—	44.72	2/1/2016	7,681	363,158	—	—

J.N. Raines	4,295	0	—	22.00	12/6/2011	7,019	331,858	—	—
Vice President-General	5,918	0	—	16.90	2/5/2013	4,768	225,431	—	—
Counsel and Secretary	317	0	—	16.90	2/5/2013	5,501	260,087	—	—
	5,459	5,459	—	20.02	2/4/2014	—	—	—	—
	3,709	7,417	—	29.55	2/2/2015	—	—	—	—
	0	12,837	—	44.72	2/1/2016	—	—	—	—

Notes:  All option awards vest over three years and expire ten years from the grant date. Stock awards are released three years from the grant date. With regard to stock awards, participants have the option of making an IRS §83(b) election to have the shares taxed in the year of grant and to use shares to pay the tax liability. In 2004 Mr. Pileggi and Mr. Hajj made an IRS § 83(b) elections. The amounts shown (33,099 shares for Mr. Pileggi and 3,691 shares for Mr. Hajj) represent the total shares granted. The actual shares to be received will be 24,344 for Mr. Pileggi and 2,715 for Mr. Hajj. We do not have Equity Incentive Plan Awards for inclusion in the columns above.

OPTION EXERCISES AND STOCK VESTING TABLE

The table below shows information regarding options exercised and stock awards acquired on vesting, respectively, during 2006 for the Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Dominic J. Pileggi	98,654	3,482,060	27,132	1,221,211
Chairman, President and Chief Executive Officer
Kenneth W. Fluke	61,589	2,158,585	10,000	450,100
Senior Vice President Chief Financial Officer
Imad Hajj	24,940	684,043	4,121	185,486
Vice President Chief Development Officer
Christopher P. Hartmann	38,438	1,276,075	10,000	560,000
Executive Vice President Chief Operating Officer
J.N. Raines	—	—	8,016	360,800
Vice President-General Counsel and Secretary

Notes:  The Option Awards columns represent the shares of our stock acquired by the Executive Officer through exercise of vested options under the Equity Compensation Plan. The Value Realized column represents the spread between the exercise price and the average of the high and low share price on the date of exercise. The Stock Awards columns represent shares of our stock acquired by the Executive Officer through vesting of restricted stock awards under the Equity Compensation Plan. The Value Realized column represents the average of the high and low stock price on the date of the release of the restriction.

PENSION BENEFITS TABLE

The table below lists the actuarial present value of the accrued benefits for, and payments received, during 2006 for each Executive Officer under our Pension Plan and Executive Retirement Plan.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Dominic J. Pileggi	Pension Plan	22	$395,862	$0
Chairman, President and Chief Executive Officer	Executive Retirement Plan	27	$11,492,479	$0
Kenneth W. Fluke	Pension Plan	7	$80,274	$0
Senior Vice President Chief Financial Officer	Executive Retirement Plan	12	$1,458,777	$0
Imad Hajj	Pension Plan	24	$269,085	$0
Vice President Chief Development Officer	Executive Retirement Plan	24	$1,326,172	$0
Christopher P. Hartmann	Pension Plan	4	$41,954	$0
Executive Vice President Chief Operating Officer	Executive Retirement Plan	9	$1,090,199	$0
J.N. Raines	Pension Plan	5	$141,912	$0
Vice President-General Counsel and Secretary	Executive Retirement Plan	10	$1,627,306	$0

Notes:  Mr. Pileggi, Mr. Raines, Mr. Hartmann, and Mr. Fluke have received an additional 5 years credit for years of service and age under our Executive Retirement Plan beyond their tenure. Mr. Pileggi and Mr. Raines are vested participants under these plans. The other Executive Officers are not yet vested participants.

NONQUALIFIED DEFERRED COMPENSATION TABLE

During 2006, Executive Officers deferred a portion of their 2006 salary and/or a portion of their 2005 incentive, paid in February 2006, into the Thomas & Betts Supplemental Executive Investment Plan (the “SEIP”). The SEIP allows Highly Compensated Management Employees to defer a portion of their salary and/or incentive into the same investment accounts that are available to participants in the Thomas & Betts 401(k) plan, excluding an investment in the company stock fund. The Executive Officers can defer up to 80% of their salary and incentive. An irrevocable election is made by the participants prior to the beginning of the year. We also contribute a match of up to 5% of an employee’s compensation in excess of IRS limits to the SEIP. The matching amount is computed on the total of the SEIP and 401(k) deferrals. The excess of the total amount over the maximum match attainable under the terms of the 401(k) Plan is contributed to the SEIP. The Aggregate Earnings column represents earnings (including dividends and capital gains) on plan balances in 2006. SEIP balances are distributed only at termination in accordance with federal tax laws. The last column represents the year end balance of the SEIP.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Dominic J. Pileggi	273,736	54,637	164,926	—	1,382,219
Chairman, President and Chief Executive Officer
Kenneth W. Fluke	26,939	17,510	22,458	—	168,723
Senior Vice President Chief Financial Officer
Imad Hajj	84,745	10,346	106,299	—	1,133,431
Vice President Chief Development Officer
Christopher P. Hartmann	36,716	16,691	6,522	—	113,359
Executive Vice President Chief Operating Officer
J.N. Raines	33,375	4,981	44,205	—	375,163
Vice President-General Counsel and Secretary

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND GOVERNANCE

Related party transactions may present potential for actual conflicts of interest and can create the impression that our decisions are based on factors other than the best interests of the company and its shareholders.

The Nominating and Governance Committee of our Board of Directors reviews the independence of our directors and in preparation of this proxy statement we make certain inquiries of our directors, director nominee, and executive officers and reviewed all transactional relationships in order to disclose any potential related party transactions.

There were no “related party” transactions arising during 2006 requiring disclosure under applicable NYSE listing standards, SEC rules and regulations or our policy and procedures. We have, however, entered into indemnity agreements with each of our current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our charter and bylaws and to provide additional procedural protections.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Proxy Statement Proposals

Our annual meeting of shareholders generally is held in April or May of each year. We will consider for inclusion in our proxy materials for the 2008 Annual Meeting, shareholder proposals that are received at our executive offices no later than November 9, 2007 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Proposals must be sent to our Secretary at Thomas & Betts Corporation, 8155 T&B Blvd., 4D-56, Memphis, Tennessee 38125.

Procedure for Nominations of Directors and Other Business for Presentation at the Annual Meeting

Pursuant to the Company’s bylaws, shareholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must have given timely notice thereof in writing to our Secretary. To be timely for the 2008 Annual Meeting of Shareholders, you must notify our Corporate Secretary, in writing, no later than the close of business on January 3, 2008.

Our bylaws specify the information to be included in this shareholder’s notice. A shareholder should submit the name, biographical data and qualifications of any suggested director candidate to the Secretary of the Company. The recommendation should be accompanied by the person’s written consent to be named as a candidate and, if nominated and elected, to serve as a director. A shareholder may obtain a copy of the bylaws by making a written request to the Secretary or from the Investors section of our website at www.tnb.com.

All shareholder director nominations submitted to the Secretary must be in accordance with the Company’s bylaws, the Tennessee corporate law and the federal securities laws. The Secretary will forward all shareholder nominations immediately to the Chairman of the Nominating and Governance Committee for consideration by the Committee.

Communicating with the Board of Directors

You may contact the Board of Directors or any committee of the Board of Directors by using any of the following methods:

•	Communications may be submitted in writing, in a sealed envelope, addressed to the Secretary of the Company. The Secretary will forward the sealed envelope to a non-employee director designated by the Board of Directors to receive and address such communications. This procedure is described under the heading “Communications with the Board of Directors” in the Investors section of our website at www.tnb.com.

•	Anonymous communications may be submitted through the Secretary or the Company’s EmPower Line, a hotline operated by a third party, toll free at (888) 511-5093. Either the Secretary or the third party vendor will forward the submission to a non-employee director designated by the Board of Directors to receive and address such communications.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the meeting other than that referred to herein. If any other business should properly come before the meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with his best judgment.

By Order of the Board of Directors,

J.N. RAINES
Secretary
Memphis, Tennessee
March 13, 2007

Thomas & Betts Corporation

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2007

Vote by Internet
•	Log on to the Internet and go to www.investorvote.com
•	Follow the steps outlined on the secured website.
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 — E.H. Drew	☐	☐	02 — J.K. Hauswald	☐	☐	03 — D. Jernigan	☐	☐
	04 — R.B. Kalich Sr.	☐	☐	05 — K.R. Masterson	☐	☐	06 — D.J. Pileggi	☐	☐
	07 — J.P. Richard	☐	☐	08 — K.L. Roberg	☐	☐	09 — D.D. Stevens	☐	☐
	10 — W.H. Waltrip	☐	☐

		For	Against	Abstain
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Annual Report Mark the box to the right if you would like to stop receiving an Annual Report.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

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Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

THOMAS & BETTS CORPORATION
Solicited on Behalf of the Board of Directors
ANNUAL MEETING OF SHAREHOLDERS — MAY 2, 2007 — 10:00 a.m.
Winegardner Auditorium, The Dixon Gallery and Gardens
4339 Park Avenue, Memphis, Tennessee
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Thomas & Betts Corporation

Notice of 2007 Annual Meeting of Shareholders
Your shares will be voted as recommended by the Board of Directors unless you indicate otherwise in which case they will be voted as marked. The undersigned hereby appoints KENNETH W. FLUKE and J.N. RAINES as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas & Betts Corporation held by the undersigned on March 2, 2007, at the Annual Meeting of Shareholders to be held on May 2, 2007, or any adjournment or postponement thereof.
You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
PLEASE VOTE PROMPTLY. UNLESS YOU ARE VOTING BY TELEPHONE OR INTERNET, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IN THE ENCLOSED ENVELOPE.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)